Exhibit 10.3

PRUDENTIAL SEVERANCE PLAN FOR EXECUTIVES

(Amended and Restated as of September 1, 2009)

The Prudential Severance Plan for Executives (the “Plan”) was established by The Prudential Insurance Company of America (the “Company”), effective as of January 1, 2000, and was amended and restated as of June 16, 2000. The Plan is hereby amended and restated as of September 1, 2009. The Plan is intended to be, and shall be administered as, an employee welfare benefit plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

Section 1—Purpose

1.1 Except as otherwise provided in the Plan, this Plan does not provide severance pay to any terminated Employee as a matter of right, and neither the Company nor any Affiliated Company otherwise provides severance pay to terminated Employees as a matter of right.

1.2 Except as otherwise provided in the Plan, whether or not severance pay, if any, is to be paid to a terminated Employee is a matter solely within the discretion of the Company.

1.3 The purpose of this Plan is to define those circumstances under which the Company may pay severance to Eligible Employees.

Section 2—Definitions

2.1 “Affiliated Company” means any corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes the Company, any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Section 414(c) of the Code), any organization included in the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, and any other entity required to be aggregated with the Company pursuant to regulations promulgated under Section 414(o) of the Code. Any such entity shall be treated as an Affiliated Company only for the period while it is a member of the controlled group or considered to be in such common control group.

2.2 “Appeals Committee” means the committee composed of three or more employees, one of whom shall be Chairperson, which shall review and make decisions on all appeals on claims for benefits pursuant to Section 5.3(b) of the Plan. The most senior Vice President responsible for corporate Human Resources of the Company, or the successor to his or her duties relating to corporate Human Resources (the “SVP”), shall designate the individual who shall be the Chairperson and the Chairperson shall designate the remaining members of the Appeals Committee, provided that no one may be a member of the Appeals Committee if he or she is also a member of the Claims Committee.

The Chairperson may resign by delivering his or her written resignation to the SVP, and the SVP may remove the Chairperson at any time by written notice to the Chairperson. Any member of the Appeals Committee, other than the Chairperson, may resign by delivering his or her written resignation to the Chairperson, and the Chairperson may remove any such member of the Appeals Committee at any time by written notice to such member. Vacancies shall be filled promptly by the SVP or the Chairperson, as applicable.

2.3 “Base Pay” means as follows (or the equivalent thereof as determined by the Company in its sole discretion): (i) for any Eligible Employee employed by a Participating Company as a regular full-time Employee, regular base pay including shift differential, if any, as of the date of the Eligible Employee’s Eligible Termination; and (ii) for any Eligible Employee employed by a Participating Company as a regular part-time Employee, annualized pay determined solely on the basis of the Eligible Employee’s hourly rate plus shift differential, if any, as of the date of the Eligible Employee’s Eligible Termination, times the number of hours worked in the two calendar quarters preceding the full calendar quarter prior to notification of termination, times two; provided, however, in the event an approved leave of absence occurs within such two calendar quarters, the number of hours worked may be deemed to be the number of hours that otherwise would have been scheduled but for such approved leave, as determined by the Company in its sole discretion.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means the following (as determined by the Company it its sole discretion): dishonesty, fraud or misrepresentation; inability to obtain or retain appropriate licenses; violation of any rule or regulation of any regulatory agency or self-regulatory agency; violation of any policy or rule of the Company or any Affiliated Company; commission of a crime; or any act or omission detrimental to the conduct of the business of the Company or any Affiliated Company.

2.6 “Claims Committee” means the committee composed of three or more employees, one of whom shall be Chairperson, which shall review and make decisions on all claims for benefits pursuant to Section 5.3(a) of the Plan. The SVP shall designate the individual who shall be the Chairperson and the Chairperson shall designate the remaining members of the Claims Committee, provided that no one may be a member of the Claims Committee if he or she is also a member of the Appeals Committee.

The Chairperson may resign by delivering his or her written resignation to the SVP, and the SVP may remove the Chairperson at any time by written notice to the Chairperson. Any member of the Claims Committee, other than the Chairperson, may resign by delivering his or her written resignation to the Chairperson, and the Chairperson may remove any such member of the Claims Committee at any time by written notice to such member. Vacancies shall be filled promptly by the SVP or the Chairperson, as applicable.

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Company” means The Prudential Insurance Company of America.

2.9 “Eligible Compensation” means Base Pay as of the date of the Eligible Termination.

2.10 “Eligible Employee” means an Employee of a Participating Company who at the time he or she incurs an Eligible Termination is an Employee performing services for a Participating Company (i) in the United States, or (ii) as an Expatriate in a country other than the United States.

2.11 “Eligible Termination” means an Employee’s involuntary termination of employment with a Participating Company due to (i) the closing of an office or business location, (ii) a reduction in force, (iii) a downsizing, (iv) the restructuring, reorganization or reengineering of a business group, unit or department, (v) a job elimination, or (vi) such other facts and circumstances as the Company shall determine in its sole discretion (including, but not limited to, an Expatriate who did not have a pre-assignment job with a Participating Company in the United States, and whose assignment has ended whether or not a job is offered in the United States); provided, however, that a termination of employment with a Participating Company for any of the following reasons shall not constitute an Eligible Termination:

(A)	transfer of any Employee to any (1) Affiliated Company, or (2) entity which is controlled by the Company through the ownership of a majority of its voting stock (or other equivalent ownership interest), either directly or indirectly through one or more intermediaries;

(B)	voluntary termination of employment, unless the termination results from:

(1)	the Employee’s participation in a voluntary separation program of a business group, unit or department; or

(2)	the Employee’s rejection of an offer of a new job with the Company, an Affiliated Company or an entity which is controlled by the Company through the ownership of a majority of its voting stock (or other equivalent ownership interest), either directly or indirectly through one or more intermediaries, under circumstances where his or her current job is no longer available (such as, the job was eliminated, the job or its scope was changed significantly, the business location of the job has changed, or, as to an Expatriate, his or her assignment has ended), where

(a)	the new position has base salary plus

(I)	annual bonus at par if this position has a level number or

(II)	50% of the incentive opportunity range for the annual bonus if this position has a grade number

(or the equivalent thereof) of less than 80% (or, as to an Expatriate who did not have a pre-assignment job with a Participating Company in the United States and who is offered localization, such other greater percentage as may be determined by the Company in its sole discretion) of the base salary plus

(X)	annual bonus at par if his or her job has a level number or

(Y)	50% of the incentive opportunity range for the annual bonus if his or her job has a grade number

(or the equivalent thereof) of the current job, or

(b)	the following conditions are met: (I) the commuting distance from the center of the Employee’s town of residence to the center of town of the new job’s location is more than 49 miles, and (II) such commuting distance as determined under Section 2.11(B)(2)(b)(I) of the Plan is more than (x) 25 miles farther than the commuting distance from the center of the Employee’s town of residence to the center of town of the current job’s location or (y) 99 miles; provided, however, that as to an Expatriate, this Section 2.11(B)(2)(b) of the Plan shall be administered and interpreted by the Company, in its sole discretion, in accordance with the following general criteria:

(X)	a reassignment job offer within the same non-United States host country to the same position or a different position, at the same business unit or a different business unit, shall generally be subject to the rules in Section 2.11(B)(2)(b)(I) and (II) in the context of the host country, but a reassignment job offer to the same position or a different position in a different non-United States host country shall generally be deemed to have satisfied the requirements of such sections; and

(Y)	a job offer related to a repatriation back to the United States shall be subject to the rules in Section 2.11(B)(2)(b)(I) and (II) as if the Expatriate’s town of residence is his or her former, pre-assignment town of residence, and as if the Expatriate’s current job location is his or her former, pre-assignment job location; provided, however, that if the Expatriate did not have a pre-assignment job with a Participating Company in the United States, the rules in Section 2.11(B)(2)(b)(I) and (II) shall be applied to such job offer related to a repatriation back to the United States as determined by the Company in its sole discretion;

as determined by the Company in its sole discretion;

(C)	voluntary retirement;

(D)	death;

(E)	Cause;

(F)	inability to perform the basic requirements of his or her position with or without reasonable accommodation due to physical or mental incapacity and after the Employee’s short-term disability benefits have expired under the terms of The Prudential Welfare Benefits Plan; or

(G)	failure to return from an approved leave of absence.

Except as otherwise provided in Appendix B of the Plan, Eligible Termination also shall not include an Employee’s termination of employment with a Participating Company as a result of a court decree, outsourcing, sale (whether in whole or in part, of stock or assets), merger or other combination, spin-off, reorganization, or liquidation, dissolution or other winding up involving any Participating Company if such Employee receives a job offer from any employer that is involved in such outsourcing, sale, merger or other combination, spin-off, reorganization, or liquidation, dissolution or other winding up.

Notwithstanding anything else herein to the contrary, an Eligible Termination shall not occur for purposes of the Plan unless and until the Eligible Employee has had a “separation from service” within the meaning of Section 409A of the Code, as amended, and the regulations and other guidance promulgated thereunder.

2.12 “Employee” means any individual who is compensated by the Company or an Affiliated Company for services actually rendered as a regular full-time or regular part-time (but not a temporary) common law employee and who, at the time of the Eligible Termination, has attained one of the following levels or grades at the Company (or the equivalent of each such level or grade as determined by the Company in its sole discretion): level 77 or grade 8, level 78 or grade 7, or level 80 or grade 6; provided, however, that:

(i)	any such employee (A) who is a sales employee covered by the terms of a collective bargaining agreement; (B) who is a non-management sales force employee employed in Individual Financial Services Retail and/or Prudential Property and Casualty Insurance Company and/or its affiliates (or in any successor organizations thereto) and who (I) is in training, pre-production, or (II) has been appointed to sell Company products; (C) who is a marketing assistant employed in Individual Financial Services Retail and/or Prudential Property and Casualty Insurance Company and/or its affiliates (or in any successor organizations thereto); (D) who was employed by CitiCapital Relocation, Inc. or its affiliates as of September 30, 2001 and as part of the acquisition thereof by the Company or an affiliate as of such date, became an employee of any business unit within Prudential Real Estate and Relocation Services, until the earlier of the following occurs: (I) such employee transfers to a Participating Company outside Prudential Real Estate and Relocation Services or (II) October 1, 2002; (E) who was performing services in the United States as an employee of TMW Real Estate Group, LLC or its affiliates as of the date of the closing of the transaction as a result of which TMW Real Estate Group, LLC was acquired by the Company or one of its affiliates, until the earlier of the following occurs: (I) such employee transfers to a Participating Company outside TMW Real Estate Group, LLC or (II) the later of January 1, 2004 or the first day following the first anniversary of the closing date of such transaction; (F) who was performing services in the United States as an employee American Skandia, Inc. or certain of its affiliates (“ASI”) as of the date of the closing of the transaction as a result of which 81% of the capital stock of American Skandia, Inc. was acquired by the Company or one of its affiliates, until the earlier of the following occurs: (I) such employee transfers to a Participating Company outside ASI or (II) the later of April 30, 2004 or the first anniversary of the closing date of such transaction; or (G) who is employed by, or performs services as an employee for, Mullin TBG Insurance Agency Services, LLC, and their subsidiaries;

(ii)	any individual who performs services for the Company or an Affiliated Company but is not treated by the Company or the Affiliated Company, as the case may be, at the time of performance of services as an employee for federal tax purposes (regardless of any subsequent recharacterization); and

(iii)	any statutory employee of the Company or an Affiliated Company under Code Section 3121(d)(3);

shall not be an Employee (or eligible for benefits) under the Plan.

2.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14 “Expatriate” means an Employee of a Participating Company who at the time he or she incurs an Eligible Termination is designated by such Participating Company as being on assignment as a United States expatriate on behalf of such Participating Company.

2.15 “Participating Company” means (a) the Company, (b) any U.S. Affiliated Company that (i) participates in The Prudential Retirement Plan, or (ii) adopts the Plan by action of its own board of directors (or if the Affiliated Company does not have a board of directors, by other appropriate action), with the consent of the Company, and (c) The WMF Group, Ltd. or its successor that is a U.S. Affiliated Company.

2.16 “Plan” means this Prudential Severance Plan for Executives, as from time to time amended.

2.17 “Prudential Retirement Plan” means The Prudential Traditional Retirement Plan Document or the Prudential Cash Balance Pension Plan Document, two components of The Prudential Merged Retirement Plan, as amended, but not including the Prudential Securities Incorporated Cash Balance Pension Plan Document, a component of The Prudential Merged Retirement Plan.

2.18 “Separation Agreement and General Release” means a written document that includes a release of rights and claims from an Eligible Employee in a form that is satisfactory to, and approved by, the Company. The Separation Agreement and General Release may include, among other things: (i) non-competition and/or non-solicitation provisions; (ii) a waiver and release (and covenant not to sue) of any and all claims, including claims arising from the Eligible Employee’s employment and/or separation from employment with the Participating Company except as limited and/or prohibited by applicable law; (iii) nondisclosure and confidentiality provisions; and (iv) non-disparagement provisions.

2.19 “Severance Pay” means the amount, if any, payable under Section 4 of the Plan to an Eligible Employee.

2.20 “Short-Term Deferral Recipient” means any Eligible Employee (i) who is eligible to receive benefits under the Prudential Severance Plan for Senior Executives or (ii)(A) who is eligible to receive benefits under this Plan (but not the Prudential Severance Plan for Senior Executives) and (B) whose Base Pay at the beginning of the calendar year in which the Eligible Termination occurs exceeds the quotient of (x) the maximum amount of severance benefits that can be exempt from Section 409A of the Code by reason of Treas. Reg. §1.409A-1(b)(9) divided by (y) 1.5 (or such other factor as shall be determined by the Company in its sole discretion, prior to the commencement of the applicable calendar year).

2.21 “Week of Eligible Compensation” means one fifty-second (1/52) of the Eligible Employee’s Eligible Compensation.

Section 3—Grant of Severance Pay

3.1 As to each Eligible Employee who has an Eligible Termination, Severance Pay will be granted to such Eligible Employee in an amount determined in accordance with Section 4.1 or Section 4.2 of the Plan, as the case may be.

3.2 As to each Eligible Employee who has an Eligible Termination, the determination of whether Severance Pay in addition to that provided under Section 4.2(i) of the Plan will be granted to any Eligible Employee (or category or group of Eligible Employees as defined by the Company) shall be made in the sole discretion of the Company; provided, however, that in the event that the Compensation Committee of the Board has reserved this discretion to itself by means of a written resolution in accordance with the requirements of the Company’s by-laws and the Plan, such determination shall be made in the sole discretion of the Compensation Committee of the Board.

3.3 Separation Agreement and General Release. Any Severance Pay payable to an Eligible Employee under the Plan shall be conditioned upon the Eligible Employee signing a Separation Agreement and General Release (and not exercising his or her right of revocation under the Separation Agreement and General Release) within such period of time as the Company shall require, in its sole discretion, but in no event later than (i) in the case of any Eligible Employee other than a Short-Term Deferral Recipient, December 15 of the second calendar year following the occurrence of his or her Eligible Termination and (ii) in the case of any Short-Term Deferral

Recipient, March 1 of the calendar year following the occurrence of his or her Eligible Termination. Any grant of Severance Pay shall be null and void upon an Eligible Employee’s failure to sign, or subsequent revocation of, such Separation Agreement and General Release. Any breach by an Eligible Employee of a Separation Agreement and General Release upon which any grant of Severance Pay has been conditioned shall give the Company the right to terminate any payment otherwise due and/or to the return of such Severance Pay, in addition to any other remedy the Company may have.

Section 4—Determination of Amount of Severance Pay

4.1 Amount of Severance Pay from Schedule. Except as otherwise provided in Section 4.2 and/or Section 4.3 of the Plan, as to each Eligible Employee who has an Eligible Termination, Severance Pay will be granted to such Eligible Employee in an amount equal to the product of the Eligible Employee’s Week of Eligible Compensation and the number of weeks determined in accordance with the schedule in Appendix A of the Plan (with the result rounded up to the next higher $100 increment, unless the result is already a multiple of $100).

4.2 Minimum Amount of Severance Pay. Except as otherwise provided in Section 4.3 of the Plan, if the total amount of Severance Pay determined under Section 4.2(i) and Section 4.2(ii) of the Plan exceeds the amount of Severance Pay otherwise determined under Section 4.1 of the Plan, such greater amount shall be payable to the Eligible Employee.

(i) Under the Schedule. As to each Eligible Employee who has an Eligible Termination, Severance Pay will be granted to such Eligible Employee in an amount equal to the product of the Eligible Employee’s Week of Eligible Compensation and the number of weeks determined in accordance with the following schedule (with the result rounded up to the next higher $100 increment, unless the result is already a multiple of $100):

LEVEL OR GRADE AT THE COMPANY (OR ITS EQUIVALENT)	NUMBER OF WEEKS
Level 77 or Grade 8	26
Level 78 or Grade 7	26
Level 80 or Grade 6	39

(ii) Discretionary Amount. As to each Eligible Employee who has an Eligible Termination, the Company shall determine, in its sole discretion, the amount of Severance Pay, if any, in addition to that provided under Section 4.2(i) of the Plan that shall be granted to an Eligible Employee, subject to the following limitations: (A) as to an Eligible Employee who is a level 77 or a grade 8, or a level 78 or a grade 7 at the Company (or the equivalent of each such level or grade as determined by the Company in its sole discretion) at the time of the Eligible Termination, such additional Severance Pay shall not exceed the product of the Eligible Employee’s Week of Eligible Compensation and 13; and (B) as to an Eligible Employee who is a level 80 or a grade 6 at the Company (or the equivalent of such level or grade as determined by the Company in its sole discretion) at the time of the Eligible Termination, such additional Severance Pay shall not exceed the product of the Eligible Employee’s Week of Eligible Compensation and 26; provided, however, that in the event that the Compensation Committee of the Board has reserved this discretion to itself by means of a written resolution in accordance with the requirements of the Company’s by-laws and the Plan, such determination shall be made in the sole discretion of the Compensation Committee of the Board.

4.3 Offsets and Maximum Amount of Severance Pay. Subject to Section 4.7, any Severance Pay payable under Section 4.1 or Section 4.2 of the Plan, as the case may be, shall be reduced by the following (with the result rounded up to the next higher $100 increment, unless the result is already a multiple of $100):

(i)	as to any Eligible Employee who has attained eligibility for an Additional Retirement Benefit under Article XXVII of The Prudential Traditional Retirement Plan Document, the Base Amount of such Additional Retirement Benefit as defined in Section 2704(a) under The Prudential Traditional Retirement Plan Document;

(ii)	any severance payment under the Prudential Severance Plan;

(iii)	as to any Eligible Employee who is employed in the Alternative Dispute Resolution area of the Policyowner Relations Division of Operations and Systems and has received a completion bonus, the amount of such completion bonus; and

(iv)	any separation or other similar benefits of any kind from the Company or any Affiliated Company or any plan or program sponsored by the Company or any Affiliated Company (including, but not limited to, any separation provisions under an employment agreement and/or an offer letter), and any separation or other similar benefits of any kind from the Company or any Affiliated Company that may be required or provided for under applicable United States Federal, state or local law, or foreign law;

for the same or a previous termination of employment, as determined by the Company in its sole discretion; provided, however, that any such reduction will not be made more than once under the Plan and under any other separation or other similar benefits of any kind from the Company or any Affiliated Company or any plan or program sponsored by the Company or any Affiliated Company (including, but not limited to, the Prudential Severance Plan and any separation provisions under an employment agreement and/or an offer letter), as determined by the Company in its sole discretion.

Notwithstanding anything to the contrary in the Plan, in no event, however, may the Severance Pay granted to any Eligible Employee under the Plan (and under any other plan or program of the Company and/or a Participating Company that provides severance benefits, including, but not limited to, the Prudential Severance Plan, as determined by the Company in its sole discretion) for a given Eligible Termination exceed the maximum permitted for employee welfare benefit plans such as the Plan under Section 2510.3-2(b)(1)(ii) of Title 29 of the Code of Federal Regulations (or any successor thereto).

4.4 Reductions of Severance Pay. Subject to applicable law, any Severance Pay which the Company may grant to an Eligible Employee may, in the sole discretion of the Company, be reduced by any amounts owed by the Eligible Employee to the Company or the Participating Company, including, but not limited to, those that relate to an Expatriate’s assignment. The Eligible Employee’s right to receive such Severance Pay is conditioned upon his or her agreement to execute any documents deemed necessary or appropriate by the Company to reduce the Severance Pay by any such amounts owed.

4.5 Repayment of Severance Pay upon Rehire. Subject to Section 4.7, if an Eligible Employee who has incurred an Eligible Termination and been granted Severance Pay is rehired by any Participating Company or Affiliated Company, the payment of Severance Pay shall terminate immediately on the date of such rehire, and the Company may, in its sole discretion, require the Eligible Employee to return any or all amounts of Severance Pay that have been paid to the Eligible Employee; provided, however, that in making this decision, the Company, in its sole discretion, may take into consideration any amounts that may be required or provided for under applicable United States Federal, state or local law, or foreign law.

4.6 Form of Payment of Severance Pay, and Taxes. Except with respect to any Short-Term Deferral Recipient, the Plan is a separation pay plan that satisfies the requirements of Treas. Reg. §1.409A-1(b)(9), and the benefits payable hereunder shall be exempt from Section 409A of the Code pursuant to such provision of such regulations. Payment of any Severance Pay will be made in a lump sum as soon as practicable after the date of the Eligible Employee’s Eligible Termination, but not sooner than after receipt by the Company of a fully executed Separation Agreement and General Release and the exhaustion of any revocation period thereunder. In all events, payments to any Eligible Employee other than a Short-Term Deferral Recipient shall be made by the end of the second calendar year following the year in which the Eligible Employee’s Eligible Termination occurs. In the case of any Short-Term Deferral Recipient, payments hereunder shall be made not later that the March 15th following the year in which the Short-Term Deferral Recipient’s Eligible Termination occurs. The Participating Company shall withhold from any payments made pursuant to the Plan such amounts as may be required by United States Federal, state, local or foreign law.

4.7 Special Provisions for Short Term Deferral Recipients. In determining the Severance Pay applicable to a Short-Term Deferral Recipient, Section 4.3 of the Prudential Severance Plan for Senior Executives shall apply to the determination of the amount of Severance Pay instead of Section 4.3 of this Plan, and Section 4.5 of the Prudential Severance Plan for Senior Executives shall apply in determining any repayment obligations instead of the provisions of Section 4.5 of this Plan.

Section 5—Interpretation and Administration

5.1 The Claims Committee shall administer the Plan (except as otherwise provided in the Plan). The Company and/or the Claims Committee, as the case may be, shall maintain such procedures and records as each deems necessary or appropriate. The plan year for keeping the records of the Plan shall be the calendar year. Notwithstanding anything in the Plan to the contrary, whenever the Company takes any action under the Plan, it shall do so as an exercise of a settlor function and shall not be acting as a fiduciary.

5.2 The Claims Committee, which shall be the Plan administrator, shall have the exclusive right, power and authority to interpret, in its sole discretion, any and all provisions of the Plan; and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for Severance Pay arising under the Plan. Any decision or action of the Company or the Claims Committee, as the case may be, shall be conclusive and binding.

5.3(a) Claims. All inquiries and claims respecting the Plan shall be in writing from the claimant, or his or her authorized representative, and directed to the Claims Committee at such address as may be specified from time to time. The Claims Committee shall treat any writing that is identified as a claim for benefits as a claim under these claims and appeals procedures, and may treat any other writing or communication received by the Claims Committee as a claim under these procedures, even if the writing or communication is not identified as a claim for benefits. The Claims Committee shall provide to each claimant a notice acknowledging its receipt of a communication that the Claims Committee considers a claim for benefits. If a claimant does not receive such acknowledgment within 60 days after making a claim, the individual should contact the Claims Committee to determine that the claim has been received and identified as a claim for benefits. In accordance with Section 5.4 of the Plan, the Claims Committee may appoint itself, one or more of its number, or any other person or persons whether or not connected with the Company to hear claims. A written determination granting or denying the claim shall be furnished to the claimant within 90 days of the date on which the claim is filed (the “determination date”). If special circumstances, including, but not limited to, the advisability of a hearing, require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the expected decision date and the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after expiration of the initial 90-day period. A denial or partial denial of a claim shall be dated and signed by the Claims Committee and shall clearly set forth the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) an explanation of the procedure set forth in Section 5.3(b) of the Plan for review of the claim denial and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review.

A claim should be considered approved only if approval is communicated to the claimant in writing. If a claimant does not receive a response to a claim within the applicable time period, the claimant may proceed with an appeal under the procedures described in Section 5.3(b) of the Plan.

(b) Appeals. A claimant may obtain review of a claim denial by filing a written notice of appeal with the Appeals Committee within sixty (60) days after the determination date or, if later, within sixty (60) days after the receipt of a written notice denying the claim (or, if the claimant has not received a response to the initial claim, within 150 days of the filing of the initial claim). The notice of appeal should include all information not previously submitted that the claimant wants to be considered in connection with the claim. Upon receipt of a notice of appeal, the Appeals Committee shall appoint one or more persons in accordance with Section 5.4 of the Plan who shall conduct a full and fair review, which shall include the appellant’s right:

(i)	to present a written statement of facts, comments, documents, records, and other information relating to the claim;

(ii)	to be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim;

(iii)	to a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination; and

(iv)	to receive a prompt written notification of the determination on review, which, in the case of a claim denial, clearly sets forth, in a manner calculated to be understood by the claimant, the following:

(A)	specific reasons for the denial and containing references to the specific Plan provisions on which the decision is based;

(B)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim; and

(C)	a statement of the claimant’s right to bring an action under section 502(a) of ERISA and a description of the applicable limitations period under the Plan.

A decision shall be rendered no more than sixty (60) days after receipt of the request for review, except that such period may be extended for an additional sixty (60) days if the person or persons reviewing the appeal determine that special circumstances, including, but not limited to, the advisability of a hearing, require such extension and provide notice within the initial 60-day period of such extension and circumstances, and the date a decision is expected. The Appeals Committee may appoint itself, one or more of its members, or any other person or persons whether or not connected with the Company to review an appeal, in accordance with Section 5.4 of the Plan.

(c) Claimants must follow the claims procedures described in Sections 5.3(a) and 5.3(b) of the Plan before taking action in any other forum regarding a claim under the Plan. Any other claims that arise under or in connection with Plan, even though not claims for benefits, must be filed with the Claims Committee and will be considered in accordance with these claims and appeals procedures.

Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim by the Claims Committee (including the decision on any appeal of the claim by the Appeals Committee). In addition, any suit or legal action will be subject to a 2-year limitation period measured from the date the claim arose (provided that this 2-year limitation period will be tolled during the review and appeal of a claim under these procedures). A claim will be presumed to have arisen when a claimant has actual or constructive notice of the events giving rise to the claim. The applicable limitation period on suits shall apply in any forum where a claimant initiates such suit or legal action.

(d) If a claimant has been denied benefits under the Plan in connection with the termination of his employment, but is subsequently determined to be entitled to such benefits after the date at which the release required under Section 3.3 is due (or at such earlier date as may established by the Claims Committee), then notwithstanding Section 3.3 or Section 4.6 hereof, such Claimant shall have sixty days from the date that such benefits are determined to be payable (or such longer period as is required at law or by any applicable judicial or administrative order) to execute and deliver such a release, and such benefits shall be paid, subject to the execution and non-revocation of such release, in a single lump sum payment on or before the earlier of (i) 30 days following the execution and delivery of such release or (ii) 75 days following the end of the calendar year in which the claimant is determined to be entitled to benefits hereunder.

5.4 The Company pursuant to action by the SVP, the Claims Committee and the Appeals Committee shall each have the power to delegate their respective responsibilities under the Plan to one or more of its members or officers, as the case may be, or to employees or to other individuals or organizations, as the case may be, by notifying them as to the duties and responsibilities delegated. Each person to whom responsibilities are so delegated shall serve at the pleasure of the entity or person making the delegation and, if an Employee, without payment of additional compensation for such services. Any such person may resign by delivering a written resignation to the entity or person that made the delegation. Vacancies created by resignation, death or other cause may be filled by the entity or person that made the delegation or the assigned responsibility may be reassumed or redelegated by such entity or person.

Section 6—Amendment and Termination

6.1 The Company shall have the right to amend or terminate the Plan in any respect and at any time without notice, and may do so pursuant to a written resolution of the Compensation Committee of the Board.

6.2 The SVP or the Company’s delegate or delegates appointed by such officer in accordance with Section 5.4 of the Plan may, without approval of the Compensation Committee of the Board, adopt the following: (a) minor amendments to the Plan that (i) are necessary or advisable for purposes of compliance with applicable laws and regulations, (ii) relate to administrative practices, or (iii) have an insubstantial financial effect on Plan benefits and expenses; and (b) amendments to the provisions of the Plan that relate to eligibility and Eligible Terminations, provided that each such amendment is deemed by him or her to be necessary or advisable based on a review of the relevant facts and circumstances and is consistent with the purposes of the Plan.

Section 7—General Provisions

7.1 Eligible Employee’s Rights Unsecured and Unfunded. The Plan at all times shall be entirely unfunded. No assets of any Participating Company shall be segregated or earmarked to represent the liability for benefits under the Plan. The right of an Eligible Employee to receive a payment hereunder shall be an unsecured claim against the general assets of the Participating Company that was the employer of such Eligible Employee. All payments under the Plan shall be made from the general assets of the Participating Company that was the most recent employer of the Eligible Employee.

7.2 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by a Participating Company or any other person or entity that the assets of the Participating Company will be sufficient to pay any benefit hereunder.

7.3 No Enlargement of Employee Rights. The existence of this Plan or any payment of Severance Pay under the Plan shall not be deemed to constitute a contract of employment between the Company or an Affiliated Company and any Eligible Employee, nor shall it constitute a right to remain in the employ of the Company or an Affiliated Company. Employment with the Company or an Affiliated Company is employment-at-will and either party may terminate the Employee’s employment at any time, for any reason, with or without cause or notice.

7.4 Non-Alienation Provision. Except as set forth in Section 4.4 of the Plan, and subject to the provisions of applicable law, no interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.5 Applicable Law. The Plan shall be construed and administered under the laws of the State of New Jersey, except to the extent that such laws are preempted by ERISA.

7.6 Excess Payments. If compensation, years of service or any other relevant fact relating to any person is found to have been misstated, the Plan benefit payable by the Participating Company to an Eligible Employee shall be the Plan benefit that would have been provided on the basis of the correct information. Any excess payments due to such misstatement, or due to any other mistake of fact or law, shall be refunded to the Participating Company or withheld by it from any further amounts otherwise payable under the Plan.

7.7 Impact on Other Benefits. Amounts paid under the Plan shall not be included in an Eligible Employee’s compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the Company or a Participating Company, unless such plan, program or arrangement expressly provides that amounts paid under the Plan shall be included.

7.8 Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

7.9 Supersession. The Plan, along with the Prudential Severance Plan, supersedes all statements, practices or policies, if any, with respect to providing severance benefits to any Employee whose employment terminates on or after January 1, 2000.

7.10 Effective Date. The Plan shall be effective as to Eligible Terminations that occur on or after January 1, 2000, and the Plan as amended and restated shall be effective as to Eligible Terminations that occur on or after September 1, 2009

Appendix A—Schedule under Section 4.1 of the Prudential Severance Plan for Executives

YEARS OF SERVICE*	NUMBER OF WEEKS
1 OR LESS	6
2	6
3	9
4	12
5	15
6	18
7	21
8	24
9	27
10	30
11	33
12	36
13	39
14	42
15	45
16	48
17	51
18	54
19	57
20	60
21	63
22	66
23	69
24	72
25	75
26 OR MORE	78

*	Service is based on adjusted service date as defined in Section 402(e) of The Prudential Traditional Retirement Plan Document, and rounded up to the next full year of service.

Appendix B—Special Rules Regarding Certain Terminations of Employment

Outsourcing of Certain Human Resources and Other Departments or Functions

An Employee’s involuntary termination of employment, effective in 2001, 2002 or 2003, from the Human Resources Department or from other departments of a Participating Company as a result of the Exult outsourcing of such Human Resources departments or functions, shall constitute an Eligible Termination, provided that all other applicable provisions of Section 2.11 have been satisfied (including, but not limited to, Section 2.11(i) through (v) and Section 2.11(A) through (G)) as determined by the Company in its sole discretion.